Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Energizer Holdings, Inc., of our report dated June 6, 2012, with respect to the statement of net assets available for benefits of the Energizer Holdings, Inc. Savings Investment Plan as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2011 Annual Report on Form 11-K of Energizer Holdings, Inc. Savings Investment Plan.

/s/ RubinBrown LLP

St. Louis, Missouri

November 20, 2012